Exhibit 99.1

For immediate release

AVIRON REPLIES TO COMPLETE RESPONSE LETTER

Mountain View, CA —January 8, 2002— Aviron (Nasdaq:AVIR) today submitted to the U.S. Food and Drug Administration (FDA) a formal reply to the complete response letter the FDA sent the Company on August 31, 2001 relating to its Biologics License Application for FluMist™, Aviron’s investigational intranasal influenza vaccine.

The Company’s response provided additional information and clarification regarding clinical and manufacturing data, as requested by the FDA in the complete response letter.

Aviron is a biopharmaceutical company based in Mountain View, California, focused on the prevention of disease through innovative vaccine technology.

This press release contains forward-looking statements. These statements, which reflect management’s current beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the risk that the FDA will determine that the Company needs to conduct additional clinical trials and/or provide additional data in order to obtain licensure, determine that the Company’s manufacturing facilities are not adequate or otherwise determine that the Company’s license application for FluMist™ is incomplete or inadequate to approve the product for marketing to one or more target populations, and other business risks identified in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000 and other quarterly filings.

Additional information about the company, including recent press releases, can be located at http://www.aviron.com.

For information, please contact:

Media:	John Bluth, Aviron Camela Stuby, Fleishman-Hillard	650-919-3716 212-453-2000

Investors:	John Bluth, Aviron Fred Kurland, Aviron	650-919-3716 650-919-6666

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